Exhibit 5

DAVID B. HERTZOG Vice President & General Counsel	800 Cabin Hill Drive Greensburg, PA 15601 (724) 838-6993 FAX: (724) 830-5151 dhertzo@alleghenyenergy.com July 2, 2004

Allegheny Energy, Inc.Greensburg
Corporate Headquarters800
Cabin Hill DriveGreensburg,
PA 15601-1689

Registration Statement on Form S-8

Ladies and Gentlemen:

        Allegheny Energy, Inc., a Maryland corporation (the “Company”), is registering for sale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-8 (the “Registration Statement”), up to 4,500,000 shares (the “Shares”) of common stock of the Company, par value $1.25 per share (the “Common Stock”). The Shares have been reserved for issuance upon settlement of stock units that have been granted under the Company’s Stock Unit Plan (the “Plan”).

        As General Counsel of the Company, I have general supervision over the Company’s legal affairs. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, (b) the Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Articles of Restatement of Charter of the Company, as presently in effect, (e) the Amended and Restated Bylaws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plan (collectively, the “Board Resolutions”) and (g) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, I have assumed that (i) the certificates representing the Shares under the Plan will be signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me and (ii) prior to the issuance of any Shares under the Plan, the Company and the relevant recipient will have duly entered into stock unit or similar agreements (“Agreements”) in accordance with the Plan.

        Based upon and subject to the foregoing, I am of opinion that the Shares under the Plan have been duly and validly authorized for issuance and, when delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours, /s/ DAVID B. HERTZOG David B. Hertzog Vice President and General Counsel